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Below is a transcript of a presentation given by Craig Knight, co-founder and Chief Executive Officer of Hyzon Motors, Inc., at a Bank of America conference on May 20, 2021.

Ross Gilardi (00:03):

Okay, good morning everybody. Welcome to the next session. I’m Ross Gilardi, I’m the senior machinery analyst based in New York, who covers the truck stocks, and I’m joined by my colleague, of course, who you all know the host of this entire event Ken [Hexter 00:00:22].

Ross Gilardi (00:23):

Thanks for joining our panel on hydrogen and the future of long-haul trucking. And on that topic, we’re very delighted to welcome Hyzon co-founder and CEO Craig Knight, to talk about how hydrogen is positioned to capitalize in a world where hydrogen fuel cells are poised to become a technology of choice for driving zero-emissions in trucking.

Ross Gilardi (00:45):

Craig, we’re just going to hand it over to you. Maybe you could just introduce yourself and kick it off, and do a few minutes on Hyzon and the business model, and why you’re so excited about the future of hydrogen in trucking.

Craig Knight (00:57):

Thanks very much Ross, and thanks to Ken, and the entire Bank of America crew who made this possible; it’s a great pleasure to be here.

Craig Knight (01:04):

A little bit of context on us, myself and our chairman George Gu have been almost two decades in hydrogen. So when you say, it gives a bit of context on being excited about hydrogen, I would say that we were a little too early to this party, frankly, but after almost two decades in the space, now is a great time to be here. And in the last two years, we worked hard to establish this new business, Hyzon Motors, which is set up as a downstream spin out, if you like, from the parent company Horizon Fuel Cell, about to merge with this SPAC entity, of course, and accessing the kind of capital we need to roll out our business model.

Craig Knight (01:52):

And that business model has a singular focus to rapidly accelerate the rate at which commercial mobility can shift off diesel, very simple. So we’ve got a well-proven technology, having built more than a million air-cooled fuel cells through the parent company’s journey, we established a very strong technology in high-powered liquid-cooled fuel cells in the last five to seven years, and decided to set up this downstream business to pursue the commercial mobility space globally, because frankly the rest of the world is a long way behind China in terms of electrifying mobility generally.

Craig Knight (02:32):

So here we are, with a North American base in materials and fuel cell manufacturing, in diesel engineering and integration at a European joint venture so that we can assemble vehicles on native European chassis, and go after these key markets of North America and Western Europe with well-proven PEM fuel cell technology that enables zero-emission heavy transport right now.

Ross Gilardi (03:05):

That’s great. There’s just a ton of innovation happening in this space and you’ve been there for a long time now in fuel cells; do you feel like you have first-mover advantage?

Craig Knight (03:19):

Yeah, definitely. In terms of trucking and coach buses, for example, definitely Hyzon is an early mover. And we frequently hear from customers that we’re the only vendor that offers a definite specification and a definite price and availability on vehicles. So I think that would define us as an early mover, or a first mover in many cases; obviously not the first company to come to public markets looking to leverage fuel cell technology into heavy mobility, but in terms of real world experience and having built and integrated deployed fuel cell systems for heavy vehicles, we definitely feel well-qualified to claim an early mover or first-mover status.

Ross Gilardi (04:05):

And Craig maybe you can just talk a little bit about the differences between yourself and Nikola, I think a lot of the audiences is probably pretty familiar with Nikola, and I think familiar with Hyzon as well, but many are also maybe seeing you for the first time. So that would be helpful just to understand the critical differences in your approach and your business model.

Craig Knight (04:26):

Sure, so Hyzon’s model is all about, as I said, leveraging the core technology we have in the PEM fuel cell technology, which enables this replacement of diesel engines. Historically fuel cells have really lacked the power density you need to actually replace large diesel engines. It just wasn’t the case that 10 years ago you could go and buy a fuel cell off the shelf that would do the job to power a class A truck, for example.

Craig Knight (04:55):

But there’s been a lot of innovation, a lot of performance improvement around fuel cells, generally across the world with different [inaudible 00:05:04] and technology developers. And frankly, the activities that we’ve sponsored through the parent company Horizon before we set up Hyzon enabled us to make 150 kilowatt fuel cell modules with a power density high enough that a single module could easily power a class A truck and have a very simple single fuel cell stack integration approach.

Craig Knight (05:33):

So that we’ve been able to equip trucks carrying steel, trucks carrying refrigerated fruit foods, and all the sort of things very adequately in the China market in particular. And it was that experience that kind of convinced us we ought to go out and pursue the global market for heavy vehicles; because we saw that in other parts of the world, the only things happening on any vehicles were a few kind prototypes, ones and twos. And there was no one really doing serious production of fuel cell heavy vehicles.

Craig Knight (06:06):

So with the parent company having powered well over 500 heavy vehicles already through to 2020, it is pretty apparent that we have the experience behind us to be able to leverage this into the developed markets, the Western market.

Craig Knight (06:25):

So key differentiators we’ve had of others in the market like Nikola are that we built the business on the core technology of the fuel cells. Building vehicle chassis, and cabs, and doors, and windows is not a very highly differentiated activity. Obviously the fuel cell itself is the core differentiator, but then also the electric drive, how you get the power from the fuel cell to the wheels, this is also very important.

Craig Knight (06:53):

And again, with the kind of experience we’ve had leveraging our fuel cells into heavy vehicles, there’s a lot of experience within our core team, and we are hiring more and more experienced vehicle engineering talent to bolster that. We already have very strong capability of designing and building a fuel cell that gives you optimal performance in terms of creating the power you need in the vehicle. We’ve got substantial experience in how you get that power to the wheels. And now we’ve hired a great team, and hiring more, so that we can take that to the next level and really get to these next generation vehicles with new levels of efficiency about how you get the power from the fuel cell to the wheels.

Craig Knight (07:37):

So really, as I describe it to people, the core technology of Hyzon enables you to operate a vehicle that’ll perform at least as well as a diesel vehicle, and will give you that kind of operation with no compromise whatsoever. And so our core technology enables you to create the power you need and get it to the wheels as efficiently as possible, and to everything else in the vehicle-

PART 1 OF 4 ENDS [00:08:04]

Craig Knight (08:00):

... to the wheels as efficiently as possible. And everything else in the vehicle, all the other vehicle components, subsystems, we consider non-core and we outsource them.

Ross Gilardi (08:12):

Got it. I think you’ve got vehicles on the road in three different continents if I’m not mistaken, but maybe you can just talk about that a bit and the evolution in the different regions. How many vehicles do you think you’ll have on the road in the next several years? And I may have some follow-up questions from there.

Craig Knight (08:36):

Sure. You referred to our 2021 objective of having vehicles on the road by the end of the year in at least three continents. We’re well on track to do that. Europe is obviously a leading proponent of this technology and also in Asia and Australia, actually, we’ll also have vehicles on the road this year. We’re going to add a fourth continent. We’re going to have vehicles on the road in the Americas as well, by the end of the year. In fact, it’s more than three continents before the end of the year.

Craig Knight (09:07):

You mentioned uptake in different parts of the world and how that’s looking. Europe is clearly a kind of second wave of adoption around luxury mobility. First wave was really Japan, Korea, China. Japan and Korea was very much focused on passenger car technology development for fuel cells. China was much more focused on pollution abatement in big urban cities, so that became a commercial vehicle focus, heavy vehicle focus. It was that heavy vehicle mobility enablement with more fuel cell technology. We’ve got a bunch of background noise. I don’t know if that’s-

Ross Gilardi (09:47):

Please mute whoever is making themselves. Please continue, Craig.

Craig Knight (09:52):

Thank you. I didn’t know if I was doing something to make the noise, but it wasn’t me. That focus on the heavy mobility in China was a fantastic opportunity for us to build capability around, as I said, heavy vehicle applications for the core technology. What we see is that Europe as the second wave will definitely be accelerating in the next 12 to 24 months. I think people will be staggered to see the rate at which its uptake is starting to kick in. We’ve got a lot of tender submissions out and all that sort of thing. We can’t talk too much about details because we can’t share non-public information, but let’s just say that the uptake in Europe looks like it’s at least meeting our expectations and probably exceeding that in the next one to two years. And then for North America, it’s up to us to actively seek the market and prove to fleet operators that we can give them vehicles that meet or beat diesel vehicle performance and show a path to meeting or beating diesel vehicle cost structures in the next two or three years as well.

Craig Knight (11:14):

And that’s crucial because we have to get the cost structure competitive with incumbent technologies, but we won’t force that tipping point around the adoption of zero-emission vehicles.

Ken (11:29):

Craig-

Ross Gilardi (11:29):

Maybe you should talk a little bit more about that, where we on total cost of ownership in the different regions and when do you think you’ll be at parity.

Craig Knight (11:39):

Sure. I think Ken was going to ask something too. I’ll answer that question, yeah? [crosstalk 00:15:43]

Ken (11:46):

Yeah. No, no. I want to keep continuing with Russ’s. On the cost side, are you building them yourself or would it be something that you offer to the OEMs to gain the scale advantages to bring those costs down?

Craig Knight (11:59):

You’re talking about production cost on the fuel cells and vehicles? Okay, yeah. Obviously, the capital cost of the fuel cell vehicles is an important consideration in the total cost of ownership for the vehicle, but even more important for almost every commercial vehicle deployment scenario is fuel costs. Fuel costs more than vehicles in whole of life terms for most commercial vehicle deployment. So the combination of fuel and after-sales cost less. Regular maintenance as well as unscheduled time off-road repairs, those bundles can be dramatically improved, operating fuel cell trucks dramatically reduced. The efficiency of a fuel cell vehicle enables you to have a lower cost, lower driven mile cost compared to diesel, as long as your heavy cost is in a reasonable bound. And then maintenance and especially unscheduled time off the road can be reduced.

Craig Knight (13:05):

And actually, your time off the road can essentially be eliminated in those cases because these systems are a lot smarter than mechanical systems and they can talk to you more and you have data from every module running in the truck. You can see it remotely, you can plan to switch out modules, but when you’re getting unexpected pressure drops across filters and different things like this, you know what’s happening in the vehicle remotely. So you can almost eliminate unscheduled time off the road, which is highly valuable in a fleet operation where time on the road is everything in terms of the business model. Maintenance costs are reduced, unscheduled time off the road dramatically reduced. Fuel efficiency can save you a lot of money in operating costs. Capital costs on day one is still higher for fuel cell vehicles and will be for some period of time. And therefore it’s the whole of life costs that we need to use to target customer acceptance.

Craig Knight (14:04):

And on that basis, one of the ways to encourage the uptake is to remove the capital cost burden on day one. To offer the vehicles on a service model, a pay-by-the-mile model, this kind of thing, pay-by-the-month. And that’s the kind of thing we’re doing. In fact with Bank of America is one of the key partners around accessing the capital that’s needed to be able to deploy vehicles on a let-lease type of a model, which enables us ... must see that to get to that cost parity that you just asked about. And you’ve just asked that question about that, where we are on TCO. We can already see some of the fleets we’re working on in Europe can get to diesel TCO parity within the next 12 months to 18 months.

Craig Knight (14:56):

In the US, we believe in California with the cost structures there in California, we are extremely close to TCO parity within the next 12 to 18 months as well. The rest of the US has some slightly different construction characteristics, especially around zero-emission vehicles. So we’re a bit further away from TCO parities. The way we like to characterize it, to make it easy for people to relate to, if we get hydrogen to our vehicles for less than six euros a kilogram in Europe, in most cases, we can be very competitive on TCO prices. If we can get hydrogen into our vehicles, for five US dollars a kilo and below in California, we can get some very friendly TCO numbers. And then for other parts of the US where the fuel excise isn’t as high, we can get to like $4 a kilogram of nitrogen, we get to a pretty happy space on TCO. So it’s really all about where the fuel cost plays out and what’s the local cost structure scenario in the market, including incentives to provide a capital cost and benefit upfront.

PART 2 OF 4 ENDS [00:16:04]

Craig Knight (16:00):

Capital costs benefit, upfront purchase price, essentially reduction through incentives and so on. Those things are also highly valuable because they make a TCL easier.

Ross (16:14):

And then Craig, can you talk a little bit more about hydrogen infrastructure in development? I think you’ve seen them more going on in Europe, just using the visa thing, pipeline system and so forth. But how you see that unfolding, is that part of your business model as well, and just how do you get access to a low cost hydrogen?

Craig Knight (16:37):

And good question, Ross. So obviously fuel cell vehicles and electrical without hydrogen, so it’s incredibly important that we help our customers access hydrogen. The way we’ve described this to two audiences is that for the customers that we’re securing for delivery of vehicles here in the next six to nine months, hydrogen infrastructure is already there, or it’s being established right now by the customer themselves.

Craig Knight (17:03):

So there’s two different kinds of customer in these very early stages, those that are kind of sponsoring the hydrogen production themselves and want the vehicles to operate, , off the back of this infrastructure. And then there are those who have access to existing hydrogen infrastructure, whether it’s a waste hydrogen stream from a chemical plant, or whether it’s an existing commercial hydrogen station that they can go for, like in Europe there’s more and more of those. So the early shipments of vehicles out to customers that are in that category, where they’ve already got access to the hydrogen, but what we do see it in the next two or three years, as uptake starts to increase, we need to be more actively involved in helping our customers find and access affordable hydrogen. And on that front, we would bring a number of different technology partners and Hydrogen project developers to ensure that the hydrogen that fleet customers are accessing is highly competitive.

Craig Knight (18:08):

So at the moment promotionally available hydrogen, the price varies greatly. One thing people are often not aware of is that hydrogen is made all around the world for less than a dollar a kilogram. It’s not an exotic product that’s really expensive to make. There’s a belief out on the street that hydrogen is very expensive or exotic, actually it’s cheap to make. It’s just that it’s expensive to move. So hydrogen’s made for less than a dollar a kilo, and used in refining, used in steelworks, used in fertilizer and explosive production, chemical manufacturing. It’s used all around the world, produced at scale less than a dollar a kilogram, but if you want to compress it to prepare it to be used in a vehicle and deliver it to some location where it’s convenient for that vehicle, that’s an expensive process because it’s a difficult thing to compress and a difficult thing to move.

Craig Knight (19:06):

Therefore, the most compelling way to use hydrogen is to use it cost at the point of production, or make it cost at the point of development. So we’re big believers in local hydrogen hubs, where hydrogen is made close to the point of substantial demand. Substantial demand centers can be airports, can be seaports, can be intermodal facilities for rail, can be just life’s distribution centers, large manufacturing locations, all these sorts of areas. So there’s plenty of places where you can make hydrogen that will make sense to supply local demand off-takes. And at the moment, the most attractive economics on local, distributed, modest scale, but still sufficient scales that have this production basis of hydrogen, the best economics come from waste-based processes, so far. You may have seen, there was a public announcement about a collaboration that has on hers with it, a company in California, working to create fuel cell grade, vehicle grade hydrogen from waste from landfill sites.

Craig Knight (20:21):

So this is actually averse, the municipal waste going into the landfills. It’s a fantastic to have a negative overall process. You’re averting future methane emissions and on, and creating zero emission fuel with it at really compelling economics, which helps us get to those competitive TCOs I talked about before. We can really get to TCO competitive numbers from these technologies now, which is why we are doing those projects.

Ross (21:00):

Craig I’m trying to understand for the environment to the totally environmentally conscious customer that is trying to consider not only the emissions in the vehicle, but how the hydrogen would be, the electricity is actually produced. So how important is it to the customers you’re speaking to right now, that the hydrogen use the power of the vehicle is actually green hydrogen as opposed to hydrogen that ultimately comes from a non-renewable source?

Craig Knight (21:34):

Right. It depends greatly which part of the world you’re in. How struggle and preference is for green option. In Germany, in Australia, for example, customers only want to talk about green pretty much.

Craig Knight (21:49):

There’s a couple of exceptions to that where there’s some existing by-product hydrogen available, that sort of thing, but largely the customers in those countries very focused on green hydrogen. For us as a technology vendor and someone trying to validate the zero emission equals some sales in the markets. We would dictate to the customers what color hydrogen they should use, but obviously our goal is ultimate sustainability, right? As we want the highest level of sustainability around the fuel, around the vehicles and the operation as possible. I think that waste-based technologies are definitely a good place to start because I don’t think it’s possible for the human race to exist without creating waste. And there are some of our friends in the West business, they say anywhere there are humans, animals, or plants, we have feedstock. So that’s basically anywhere, but anywhere where we need to deploy vehicles, there’s feedstock.

Craig Knight (22:49):

The waste doesn’t have to be unsavory looking waste that you can avoid making. It can be off-cuttings from crops, it can be grass clippings and all sorts of stuff is characterized this way. All those things to us are hydrogen resonance, we call them hydrogen reserves because you’ve got to get it in your mind that this fuel all these things are fuel. People can relate to oil reserves. People don’t yet related to hydrogen reserves, but we think they will. And there are many, many feedstock options to create hydrogen from things that surround us in our everyday life. And we think that that represents true sustainability. And in the US is that something that’s truly important to most of your early adopters? And when you talk about the time that will take to get the total cost of ownership parody, is that using green hydrogen or waste-based hydrogen that you’re talking about or is that just any type of hydrogen?

Ross (23:59):

Yep. So at the moment the cheapest hydrogen made, as I said, is...

PART 3 OF 4 ENDS [00:24:04]

Craig Knight (24:00):

So at the moment, the cheapest hydrogen made, as I said, is large-scale for processing and refining and so on. That’s all gray hydrogen. That’s all from natural gas. And in fact, the hydrogen that’s supplied at the moment into Playa del [inaudible 00:24:14] and so on in California. This is natural gas-based. This is gray hydrogen. There’s very little green hydrogen that exists in the world so far. The greenest hydrogen there is, is the hydrogen that I think that you prevent something like the methane going into the atmosphere and turn it into a useful product. Especially if you capture the carbon in the process, which some of these processes do. You’re pulling the carbon out of that equation altogether, you’re not only and converting the C-H-4 into a C-H-C-O-2 output, which is already a major environmental benefit. But you’re even capturing the carbon in the process in some of these technologies. So we love that stuff.

Craig Knight (24:57):

The other sustainable way obviously is electrolysis through renewable energy inputs of whatever type solar, wind, et cetera. In terms of how, and why we get to cost parity? It actually varies substantially by location. We see some scenarios, for example, where hydro power is very affordable and can create really cheap green hydrogen in some places, solar and wind, and the combination thereof create quite cheap hydrogen at scale. There’s some really interesting projects coming on stream in Australia on that and a few other parts of the world. Then, obviously other waste-based techniques we talked about before. And frankly for us, we won’t dictate the carbon and hydrogen as I said before. We won’t dictate how the customers should view it, but we also feel as we create demand for hydrogen, that the color will take care of itself. Just like today, incremental electricity generation is cheapest with green routes.

Craig Knight (25:58):

We believe that in future incremental hydrogen production investments will provide the best return through green routes. We genuinely believe that, and that will be a consequence of all sorts of changes that are going to happen in the world in the future, including genuine kind of carbon costs associated with certain processes, whatever shape that takes. While [inaudible 00:26:24] there’s no generally kind of cost of creating carbon outputs. It’s not going to happen, but some of that will change in the future. And even currently the cost of financing, any fossil fuel-related project inability to access finance for any fossil fuel-related projects. All these sorts of things are actually already distorting the cost of doing any projects around fossil fuel development, extraction, whatever, supply compared to green projects, hydrogen projects, where you’re getting encouragement, you’re getting benefits, you’re getting incentives to do those. All this will eventually drive it to a point where incremental capacity additional hydrogen will be best done through green means, financially best.

Ross (27:13):

Ken, did you have an extra, an additional question? We’ve got two minutes left and I had one, but I want to give you an opportunity.

Ken (27:19):

No, go ahead. Then I’ll jump in.

Ross (27:23):

Yeah. Maybe, Craig, just to wrap it up, what are the next three or four things we should look for from Hyzon over the next 12 to 18 months to tell us you’re really where you want to be, and that the hydrogen story is really unfolding, as you, as the stuff will validate, your thesis that you see today.

Craig Knight (27:45):

Okay. So in our earlier investor materials, we said that the key milestones you would see from us by the end of 2021, were those deployments in at least three continents. I mentioned that. The establishment of production in the U.S. of fuel cells, and the establishment of vehicles being deployed, integrated and deployed in both the U.S. and Europe with at least 85 vehicles being shipped before the end of this year. So, those are still out there. They’re still our goals. We will still be measured by them, no problem.

Craig Knight (28:18):

In addition, I will say in the next six to 12 months, you’ll see the solidification of some of this hydrogen hub strategy. You’ll see us talk more about the partnerships around that. And within the six to 12 month timeframe, you’ll see those projects coming together in a way that we are able to commit to the fleet operators. They deploy them in the fleets with TCM parity. And I think that that will be really a point at which nobody can argue that it’s viable to go hydrogen. If we give fleet operators the opportunity to get off diesel, onto hydrogen with no operations compromise in the way that their fleet operates, and no financial compromise, who’s going to argue that means we have reached the tipping point.

Ken (29:15):

So actually, Craig, Ross, let me throw one in. I know we’ve got one minute left, but mine, would it be, in summing up all of what you just said, right? You talk about cost parity and obviously the green side of it, the physical side of it, the ability to get it to work. You know, we’ve always heard that that’s been a difference between EVs and hydrogen, is do they have the power? You mentioned the steel and the reefer examples that can go up the mountain side, but that are needed on the truck versus diesel. I think that’s been one of the undercurrent issues we’ve heard about. Is that something that you’ve gotten full tests on as well?

Craig Knight (29:50):

Sure. That’s a good question about fuel cell electric vehicles versus diesel fuel cell electric vehicle versus battery electric. So, fundamentally, a fuel cell truck is an electric truck. So we have all the torque benefit, all the power profile benefit, all that low end torque that you get out of any electric drive that’s present in a fuel cell electric vehicle, just like a battery electric vehicle. Obviously, the upside is that we don’t carry as much weight because the battery is, we only have a small amount of battery. So we have lower weight, lower tare weight, which means either higher payload or just a lower total vehicle load. If you don’t need to add more weight, more payload. So we end up with a better efficiency, a better operating efficiency.

Craig Knight (30:33):

So frankly, the characteristics of the vehicles, we always target putting vehicles into customer fleets that match the diesel fleet operation performance. That’s got to to be the goal. Otherwise, you’re forcing the customer to compromise somewhere. What we try to do, as I said before, is provide vehicles with no compromise. And when we say no compromise, we mean that in terms of the operations, in terms of driver routes, in terms of how many hours a day it can run, and at the end of the day, cost structure.

Ross (31:14):

All right. All right. Well, I think we’re out of time Craig, but really appreciate the update today and hearing more about Hyzon. And I’m sure we’re going to be hearing a lot more about Hyzon in the years to come, but thanks for making yourself available and, and telling us this story. And thanks everybody for tuning into this session. Enjoy the rest of the conference. Thanks, Ken.

Craig Knight (31:34):

Okay. My pleasure. Thanks guys.

Ross (31:37):

Thank you.

PART 4 OF 4 ENDS [00:31:37]

Forward Looking Statements

The information in this filing includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this filing, regarding Decarbonization Plus Acquisition Corporation’s (“DCRB”) proposed acquisition of Hyzon Motors Inc. (“Hyzon”), DCRB’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this filing, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, DCRB and Hyzon disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. DCRB and Hyzon caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either DCRB or Hyzon. In addition, DCRB cautions you that the forward-looking statements are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Business Combination Agreement and Plan of Organization, dated as of February 8, 2021, by and among DCRB, DCRB Merger Sub Inc., and Hyzon, any PIPE investor’s subscription agreement, and the other agreements related to the business combination (including catastrophic events, acts of terrorism, the outbreak of war, COVID-19 and other public health events), as well as management’s response to any of the foregoing; (ii) the outcome of any legal proceedings that may be instituted against DCRB, Hyzon, their affiliates or their respective directors and officers following announcement of the transactions; (iii) the inability to complete the business combination due to the failure to obtain approval of the stockholders of DCRB, regulatory approvals, or other conditions to closing in the transaction agreement; (iv) the risk that the proposed business combination disrupts DCRB’s or Hyzon’s current plans and operations as a result of the announcement of the transactions; (v) Hyzon’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the pace and depth of hydrogen vehicle adoption generally, and the ability of Hyzon to accurately estimate supply and demand for its vehicles, and to grow and manage growth profitably following the business combination; (vi) risks relating to the uncertainty of the projected financial information with respect to Hyzon, including the conversion of pre-orders into binding orders; (vii) costs related to the business combination and the PIPE investment; (viii) changes in applicable laws or regulations, governmental incentives and fuel and energy prices; (ix) the possibility that Hyzon may be adversely affected by other economic, business, and/or competitive factors; (x) the amount of redemption requests by DCRB’s public stockholders; and (xi) such other factors affecting DCRB that are detailed from time to time in DCRB’s filings with the Securities and Exchange Commission (the “SEC”). Should one or more of the risks or uncertainties, or should underlying assumptions prove incorrect, actual results and plans could different materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in DCRB’s proxy statement, which was initially filed with the SEC on March 17, 2021, and its periodic filings with the SEC, including its Annual Report on Form 10-K for annual period ended December 31, 2020. DCRB’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Important Information for Investors and Stockholders

In connection with the proposed business combination, DCRB initially filed a proxy statement with the SEC on March 17, 2021. Additionally, DCRB will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Security holders of DCRB are urged to read the proxy statement and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they contain or will contain important information about the business combination and the parties to the business combination.

Participants in the Solicitation

DCRB and its directors and officers may be deemed participants in the solicitation of proxies of DCRB’s stockholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of DCRB’s executive officers and directors in the solicitation by reading DCRB’s Annual Report on Form 10-K for the annual period ended December 31, 2020, and the proxy statement and other relevant materials filed with the SEC in connection with the business combination. Information concerning the interests of DCRB’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, is set forth in the proxy statement relating to the business combination.